Board of Directors                                     Exhibit 4.2


   Resolution                                                    9/21/93
   ---------------------------------                          ------------------
   The Northern Trust Company




         AMENDMENTS TO THRIFT-INCENTIVE PLAN, EMPLOYEE STOCK OWNERSHIP
         -------------------------------------------------------------
         PLAN AND PENSION PLAN
         ---------------------




              RESOLVED, that  The Northern Trust Company

                        Thrift-Incentive Plan and Trust,

                        Employee Stock Ownership Plan, and

                        Pension Plan,

be amended in the form presented to this meeting, and that a copy of the amendments be filed with the Corporate Secretary.


       FURTHER RESOLVED, that the Chairman or any Senior Executive Vice President, Executive Vice President, or Senior Vice President of The Northern Trust Company is authorized to execute:

     (i) any forms which are required to be filed with the Internal Revenue Service to obtain a determination that the Plans meet the requirements of
     Section 401(a) of the Internal Revenue Code and that the Trusts which are a part thereof are exempt from taxation under Section 501(a) of the Code; and

     (ii) any amendments to the Plans which may be required by the Internal Revenue Service to meet the requirements of Section 401(a) and to have the Trusts which are a part thereof be exempt from taxation under Section 501(a) of the Code, and any amendments to the Trusts which are required to carry out these amendments to the Plans.


                                         CERTIFIED COPY:

                                          /s/ Victoria Antoni
                                         __________________________
                                              Victoria Antoni,
                                                 assistant secretary

                          THE NORTHERN TRUST COMPANY
                             THRIFT-INCENTIVE PLAN

           (Effective July 1, 1993; as amended and restated through and including the September 21, 1993 amendment)

                           THE NORTHERN TRUST COMPANY
                             THRIFT-INCENTIVE PLAN


                      AMENDMENT AND COMPLETE RESTATEMENT


                              September 21, 1993
                              ------------------


               (Effective July 1, 1993; as amended and restated
            through and including the September 21, 1993 amendment)


  SECTION 1.  NAME.  This Plan shall be known as "The Northern Trust Company
              ----
  Thrift-Incentive Plan" and is herein referred to as the "Thrift Plan."

  SECTION 2.  DEFINITIONS.  The following terms shall have the meaning specified
              -----------
  in this Section 2:

      2.1 AFTER-TAX DEPOSIT ACCOUNT means the aggregate of a Participant's deposits to an Investment Fund made pursuant to Section 4.1 from the Participant's Salary which is subject to federal income tax in the year paid, after adjustment for earnings, changes in valuations, and withdrawals and transfers, if any.

      2.2 BANK means The Northern Trust Company, an Illinois banking corporation, and such of its subsidiaries and affiliates as shall, with the consent of the Board of Directors of The Northern Trust Company, adopt this Thrift Plan.

      2.3 BANK BASIC CONTRIBUTION ACCOUNT means the aggregate of the Bank's contributions to an Investment Fund on behalf of a Participant made pursuant to Section 5.1 of the Thrift Plan as it existed before the year 1989, after adjustment for earnings, changes in valuations, and withdrawals and transfers, if any. The Bank discontinued contributions to a Participant's Bank Basic Contribution Account effective January 1, 1989.

      2.4 BANK MATCHING CONTRIBUTION ACCOUNT (formerly called BANK VESTING CONTRIBUTION ACCOUNT) means the aggregate of the Bank's contributions to an Investment Fund on behalf of a Participant made pursuant to Section 5.1, after adjustment for earnings, changes in valuations, and withdrawals and transfers, if any.

      2.5 BEFORE-TAX DEPOSIT ACCOUNT means the aggregate of the deposits to an Investment Fund made pursuant to Section 4.1 in which a Participant elected to have the Bank contribute amounts to the Thrift Trust for his or her benefit as opposed to have the Bank pay the amounts to the Participant in cash or deposit the amounts to the Participant's After-Tax Deposit Account, after adjustment for earnings, changes in valuations, and withdrawals and transfers, if any.

      2.6 BENEFICIARY means the person or persons, including a trustee or a charitable organization, required or designated to receive a benefit under the Thrift Plan upon the death of a Participant. A Participant may have primary and secondary Beneficiaries. The spouse of a married Participant shall automatically be designated as primary Beneficiary, unless the spouse consents in writing to the Participant's designating another person as primary Beneficiary and the spouse's consent acknowledges the effect of the consent and is notarized.

      2.7 BOARD OF DIRECTORS means the Board of Directors of The Northern Trust Company. Any action may be taken by the Executive Committee of the Board of Directors with the same force and effect as though taken by the Board of Directors.

      2.8 COMMITTEE means the Employee Benefit Administrative Committee of The Northern Trust Company, as constituted from time to time, which has the responsibility for administering the Thrift Plan and which shall be deemed to be the Plan Administrator and the Named Fiduciary for the purposes of ERISA.

      2.9 EMPLOYEE means any person employed by the Bank, except a person employed by any office or branch of the Bank located in a foreign country who, as to the United States, is a non-resident alien.

      2.10 ERISA means the Employee Retirement Income Security Act of 1974 as in effect from time to time.

      2.11 ESOP CONTRIBUTION ACCOUNT means the aggregate of transfers to an Investment Fund from an Employee's account in the Northern Trust Employee Stock Ownership Plan made pursuant to Section 5.7, after adjustment for earnings, changes in valuations, and transfers, if any.

      2.12 INVESTMENT FUND and FUND mean any Fund of the Thrift Trust described in Section 6.1.

      2.13 NORMAL RETIREMENT DATE means the later of (a) the date on which a Participant attains 65 years of age, or (b) the fifth anniversary of the date on which the Participant commenced participation in the Thrift Plan.

      2.14 ONE-YEAR PERIOD OF SEVERANCE means a period of one full year during which a former Employee was not employed by the Bank, which period begins on the earlier of

           (a) The date on which the Employee quits, retires or is discharged, or

           (b) The first anniversary of the first date of a period in which the Employee remains absent from service with the Bank for any reason other than a quit, retirement or discharge (e.g., for reason of disability).

           If an Employee is absent from service with the Bank by reason of parental leave, for purposes of determining whether the Employee has incurred an initial One-Year Period of Severance for purposes only of
      Section 3.4 (relating to restoration of forfeitures upon reemployment), the Employee shall be treated as being employed by the Bank for up to a period of one full year while on parental leave.

           Parental leave means an absence from service with the Bank

                (I)   By reason of the pregnancy of the Employee,

                (II)  By reason of the birth of a child of the Employee,

                (III) By reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or

                (IV) For purposes of caring for such child for a period beginning immediately following such birth or placement,

      provided that the Employee furnishes to the Committee such timely information as the Thrift Plan may reasonably require to establish (1) that the absence from service is for the reasons referred to herein and
      (2) the period of time for which there was such an absence.

      2.15 PARTICIPANT means an Employee who is participating in the Thrift
      Plan.

      2.16 ROLLOVER DEPOSIT ACCOUNT means the aggregate of an Employee's rollover deposits to an Investment Fund made pursuant to Section 4.1, after adjustment for earnings, changes in valuations, and withdrawals and transfers, if any.

      2.17 SALARY means the base salary paid a Participant, plus any amounts paid as shift differential, but exclusive of severance pay or any other types of compensation. Base salary includes amounts which the Participant elects under Section 4.1 to have contributed to his or her Before-Tax Deposit Account and any amounts contributed by or on behalf of the Participant to a cafeteria plan established by the Bank. Notwithstanding the foregoing, a Participant's Salary for any calendar year for all purposes of the Thrift Plan shall not exceed

           (a) $200,000, before calendar year 1994, or

           (b) $150,000, after calendar year 1993,

      or such greater amount as established by the Secretary of the Treasury pursuant to Section 401(a)(17) of the Internal Revenue Code.

      2.18 THRIFT TRUST means the trust created by a Declaration of Trust executed by The Northern Trust Company as of April 1, 1958 for purposes of the Thrift Plan, as amended. The Thrift Trust forms a part of the Thrift Plan.

      2.19 TRUSTEE means The Northern Trust Company as Trustee of the Thrift Trust.

      2.20 VALUATION DATE means a date as of which the Investment Funds are valued and the accounts of Participants adjusted. Valuation Dates shall be the last day of each calendar month, unless otherwise determined from time to time by the Committee.

      2.21 VALUATION PERIOD means the period commencing on the day following a Valuation Date and ending on the next Valuation Date.

      2.22 VESTED PORTION means that percentage of a Participant's Bank Matching Contribution Account as indicated in the following vesting schedule:

                 Participant's
                Years of Service                      Vested
                  with the Bank                     Percentage
                ----------------                    ----------
                Less than 2 years                           0%
                2 years but less than 3                    20%
                3 years but less than 4                    40%
                4 years but less than 5                    60%
                5 years but less than 6                    80%
                6 or more years                           100%

      provided that before making this computation, there shall be added back to the Account for the purpose of computation only, any amounts therefrom previously withdrawn by or distributed to the Participant. UNVESTED PORTION means the balance of the Account. Notwithstanding the foregoing, a Participant is fully vested in his or her Bank Matching Contribution Account after the Participant attains his or her Normal Retirement Date.
      A Participant is always fully vested in his or her After-Tax Deposit Account, Before-Tax Deposit Account, Rollover Deposit Account, ESOP Contribution Account, and Bank Basic Contribution Account. For purposes of determining the Vested Portion of a Participant who had been employed by a related employer while that employer was a member of a controlled group of corporations or was under common control with the Bank within the meaning of Section 414(b, c, m) of the Internal Revenue Code, as amended, which employer had not adopted the Thrift Plan, the Participant's Years of Service in the Thrift Plan shall be computed as if the Participant had been an employee of the Bank during that period.

      2.23 YEAR OF SERVICE means twelve calendar months of service. A calendar month of service is a calendar month during which the Employee, for at least one day in the month, was:

           (a) compensated at full pay or partial pay (including vacation, paid holidays, sick pay, and short-term disability pay), or

           (b) on unpaid leave of absence granted by the Bank, provided he or she resumed permanent employment with the Bank upon the termination of such leave of absence, or

           (c) (i) absent from service with the Bank for a continuous period which does not exceed 12 months, or

                (ii) on sick and/or disability leave, until the first anniversary of the commencement of the leave,

           provided he or she resumed permanent employment with the Bank upon termination of such absence or leave, or

           (d) for purposes of Sections 2.22 (vesting) and 3 (participation) only, absent from service with the Bank for any reason other than a quit, discharge or retirement, (e.g., for reason of disability), for a period which begins on the date the Employee separates from service and ends on the earlier of

                (i) the date on which the Employee subsequently quits, is discharged, retires or dies, or

                (ii) the first anniversary of the date on which the Employee separates from service,

           and the Employee does not resume permanent employment with the Bank.

      Any service qualifying under any two or more of the foregoing categories shall be counted only once.

  SECTION 3.  PARTICIPATION.
              -------------

      3.1 Participation. An Employee shall become a Participant upon the first day of the calendar quarter falling after the day on which he or she has completed one Year of Service with the Bank or has attained the age of 21 years, whichever is later. (For example, if an Employee over age 21 commences employment with the Bank on July 1, 1993, he or she completes one Year of Service with the Bank on July 1, 1994, and becomes a Participant in the Thrift Plan on October 1, 1994.) An Employee who had been employed by a related employer while that employer was a member of a controlled group of corporations or was under common control with the Bank within the meaning of Section 414(b,c,m) of the Internal Revenue Code, as amended, shall be considered to have been an employee of the Bank during that period for purposes of determining whether he or she has completed one Year of Service with the Bank.

           By written notice delivered to the Committee on or before the fifteenth day of the preceding month, the Employee shall make an election as to Investment Funds in the manner provided in Section 6.3. In the event of the failure of the Employee to make such an election, all deposits and contributions for his or her account shall be invested in the Short Term Fund.

           An Employee who is a highly compensated employee may agree with the Bank in writing that the Employee shall not participate in the Thrift Plan.

      3.2 Beneficiary Designation. At the time of becoming a Participant, subject to Section 2.6 an Employee shall designate a Beneficiary to receive any benefit payable under the provisions of Section 8.2. At any time and from time to time thereafter the Participant may change or revoke the Beneficiary designation. No designation, revocation or change shall be effective unless made in writing and delivered to the Committee prior to the Participant's death.

      3.3 Termination of Participation. Participation in the Thrift Plan shall terminate upon the first to occur of:

           (a) The Valuation Date coinciding with or next following the date of a Participant's retirement.

           (b) The Valuation Date falling immediately after the date the Participant terminates his or her service with the Bank by reason of permanent disability, as determined by the Committee, provided that he or she has not returned to service with the Bank prior to such Valuation Date.

           (c) The Valuation Date falling immediately after the date on which the Committee receives written notice that a Participant has separated from service (other than by retirement or by reason of becoming permanently disabled) and no longer receives Salary from the Bank; except that

                (i) A Participant who is separated from service by reason of transfer to a related employer which is a member of a controlled group of corporations or is under common control with the Bank within the meaning of Internal Revenue Code Section 414(b,c,m), which employer has not adopted the Thrift Plan, shall continue his or her participation. The Participant may make no deposits to his or her Deposit Accounts and the Bank shall make no contributions to his or her Bank Contribution Account unless and until the Participant is reemployed by the Bank or the related employer adopts the Thrift Plan. Such a Participant's participation shall terminate upon the first to occur of his or her death or separation from service of such a related employer without reemployment by the Bank.

                (ii) An alien Participant who is separated from service by reason of transfer to any office or branch of the Bank located in a foreign country may elect to continue his or her participation. The Participant may make no deposits to his or her Deposit Accounts and the Bank shall make no contributions to his or her Bank Contribution Account unless and until the Participant is reemployed by the Bank at an office or branch located in the United States. Such a Participant's participation shall terminate upon the first to occur of his or her death, separation from service of the Bank or any office or branch thereof or related employer, or his or her election to terminate such participation.

                (d) The Valuation Date falling immediately after the date on which the Committee receives written notice of a Participant's death.

      3.4 Reemployment; Restoration of Forfeitures.
          ----------------------------------------

          (a) The participation of an Employee whose prior participation in the Thrift Plan terminated for any of the reasons specified in paragraphs
          (a), (b) or (c) of Section 3.3 shall be renewed as of the first day of the Valuation Period in which the Employee is reemployed.

          (b) By written notice to the Committee after his or her reemployment, an Employee who has not had five consecutive One-Year Periods of Severance may deposit with the Trustee an amount which shall be equal to the aggregate value of the distributions from his or her Deposit Accounts and Bank Contribution Accounts at the time of his or her previous termination of participation. All deposits must be made in cash and in a single lump sum. The deposits must be made within five years after the Employee is reemployed.

               The Trustee shall allocate an Employee's deposits made to satisfy the requirements of this Section 3.4(b) as follows:

                (i) An Employee's deposits which are rollover deposits under
                Section 4.1 shall be allocated to the Employee's Rollover Deposit Account.

                (ii) All other deposits shall be allocated to the Employee's After-Tax Deposit Account.

          (c) In the case of a reemployed Employee who does not have five consecutive One-Year Periods of Severance, the Bank shall contribute to the Bank Matching Contribution Account of such Employee the amount, if any, forfeited at the time of the Employee's termination of service, if and only if the Employee makes the deposits permitted under Section 3.4(b) or the Employee did not receive a distribution at or after the time of his or her previous termination of service. The Bank's contribution shall be made concurrently with the Employee's repayment if applicable, otherwise upon the date of his or her reemployment.

               For each other reemployed Employee, his or her beginning balance in each of his or her Deposit Accounts and Bank Contribution Accounts shall be zero and his or her previous forfeiture, if any, shall not be restored.


  SECTION 4.  PARTICIPANT'S DEPOSITS.
              ----------------------

      4.1 Participant's Deposits. By written notice delivered to the Committee on or before the fifteenth day of the month preceding the Valuation Period as of which an Employee becomes a Participant, or upon reemployment of a former Employee whose participation in this Thrift Plan is renewed pursuant to Section 3.4 or is commenced pursuant to Section 3.1, the Employee may authorize the Bank to deduct an amount of money from his or her Salary and deposit it with the Trustee for investment as he or she shall have directed as provided in Section 6.3. The amount must equal 1% of the Employee's Salary or any multiple thereof not exceeding 12%. The amount shall be deposited to the Employee's After-Tax Deposit Account or to his or her Before-Tax Deposit Account, or partly to each in whole percentages, as designated by the Employee. Deposits to an Employee's Before-Tax Deposit Account in a calendar year may not exceed $7,000, adjusted for increases in the cost of living as provided in Internal Revenue Code Section 415(d), and any excess deposits shall be made to his or her After-Tax Deposit Account.

           Amounts deposited to the Employee's Before-Tax Deposit Account pursuant to this Section 4.1 shall be considered as contributions made by the Bank on behalf of the Employee to the Thrift Trust under a qualified cash or deferred arrangement as defined in Section 401(k)(2) of the Internal Revenue Code of 1986 so that the amounts will not be included in the Employee's income for federal income tax purposes in the year of contribution. Amounts deposited to the Employee's After-Tax Deposit Account shall be considered as deposits made by the Employee from his or her Salary which is subject to federal income tax in the year paid.

           With authorization by the Committee, an Employee may make a rollover deposit to the Thrift Plan from a qualified plan, an employee annuity, an individual retirement account or an individual retirement annuity, as described in Sections 402(a)(5), 403(a)(4) and 408(d)(3) of the Internal Revenue Code of 1986. The amount shall be deposited in cash to the Employee's Rollover Deposit Account. An Employee who is not otherwise a Participant in the Thrift Plan shall be considered as a Participant solely for purposes of his or her Rollover Deposit Account. The Committee shall authorize and regulate the making of rollover deposits in accordance with uniform and nondiscriminatory rules.

      4.2 Changing Rate of Deposits. A Participant may terminate, authorize or change the rate of his or her deposits as of the first day of any subsequent Valuation Period by giving notice of the desired change to the Committee at least five business days prior to the end of the preceding month. Any new or changed rate shall comply with the requirements of
      Section 4.1. Changes may be made no more than six times in a calendar year, and notice of a change shall be in such form (e.g., by telephone, in writing) as the Committee shall determine.

      4.3 Limitations on Deposits. The Committee in its discretion may at any time and from time to time by administrative action limit the percentage amount which Participants who are highly compensated employees may elect to have contributed to their Before-Tax Deposit Accounts under Section 4.1, in order to insure that the Thrift Plan will satisfy the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986. Limitations may be imposed before the Plan in fact violates those requirements. The term "highly compensated employee" shall be defined as provided in Section 401(k)(4) of the Code, and the Committee may enumerate the Participants in that category by job grade or other reasonable classification.

           The Committee may at any time and from time to time limit the percentage amount which all Participants may elect to have contributed to their Before-Tax Deposit Accounts under Section 4.1 in order to satisfy the requirements of Section 5.5.

           The Committee shall give written notice of limitations or changes in limitations under this Section 4.3 to all Participants who are affected thereby.

  SECTION 5.  BANK CONTRIBUTIONS.
              -------------------

      5.1 Bank Contingent Matching Contribution. If an Employee is a Participant in the Thrift Plan during any part of a calendar year and, on December 31 of that calendar year, is either

           (a) In the service of the Bank or receiving Salary or on leave of absence, paid or unpaid, or

           (b) Not in the service of the Bank, but the Employee terminated his or her service with the Bank during the calendar year by reason of disability, death, normal or early retirement under The Northern Trust Company Pension Plan, or any other retirement after his or her Normal Retirement Date, then the Employee is eligible to have the Bank make a contingent contribution to the Employee's Bank Matching Contribution Account for that calendar year. Subject to the provisions of Sections 5.2, 5.4 and 5.5, the amount of the contingent contribution for a calendar year shall be the applicable percentage of the maximum possible contribution, determined in accordance with the following two tables:

                                   Table One
                   Maximum Possible Contingent Contribution
                   ----------------------------------------

                                         Maximum Possible Percent
           Matchable Participant         of Salary for Calendar
           Deposits for                     Year Which May be
           Calendar Year                   Contributed by Bank
           ---------------------         ------------------------
                    1%                             1.25%
                    2%                             2.50%
                    3%                             3.75%
                    4%                             5.0%

      "Matchable participant deposits" means the percent of Salary deposited by a Participant in the aggregate to his or her After-Tax Deposit Account and Before-Tax Deposit Account during the calendar year which is matchable by the Bank. The percent of Salary is determined for each pay period in the calendar year, with no percentage exceeding 4%, and the average of the percentages for the calendar year is then calculated. The percent of Salary for the calendar year includes not only whole percentages but also fractions thereof, which shall be considered by extrapolation in determining the maximum possible Bank contribution.

           The applicable percentage of the maximum possible contribution for a calendar year shall be determined by how close Northern Trust Corporation comes to attaining the earnings goal for the Corporation for the calendar year. The earnings goal for the calendar year shall be announced by the Bank's Board of Directors in the first quarter of the calendar year. The Corporation's earnings for the calendar year for purposes of the Bank's contingent contribution shall be determined by the Bank's Board of Directors in its discretion, taking into consideration such factors and circumstances and including or excluding such items of income and expense as it deems appropriate, and shall be announced to Participants in the first quarter of the following year. After the end of the calendar year,

                (i) the Corporation's earnings for the calendar year shall be expressed as a percentage of the earnings goal for the year, and

                (ii) the Bank shall make a contingent contribution to the Bank Matching Contribution Account of a Participant or former Participant in accordance with the following Table Two:

                                   Table Two
            Applicable Percentage of Maximum Possible Contribution
            ------------------------------------------------------

                                Applicable Percentage of
                                Maximum Possible Contribution
      Percentage of             (Percentage of Table One
      Earnings Goal             Maximum Possible
      Attained by               Contribution which Bank
      Corporation               Will Contribute to
      (earnings /               Participant's Bank
      earnings goal)            Matching Contribution Account)
      --------------            ------------------------------
       100% or more                          100%

        99%                                   99%
        98%                                   98%
        97%                                   97%
        96%                                   96%
        95%                                   95%

        94%                                   93%

        93%                                   91%
        92%                                   89%
        91%                                   87%
        90%                                   85%

        89%                                   82%
        88%                                   79%
        87%                                   76%
        86%                                   73%
        85%                                   70%

        84%                                   66%
        83%                                   62%
        82%                                   58%
        81%                                   54%
        80%                                   50%

        79%                                   45%
        78%                                   40%
        77%                                   35%
        76%                                   30%
        75%                                   25%

        below 75.0000%                        NONE (0%)

      The percentage of earnings goal includes not only whole percentages but also fractions thereof, which shall be considered by extrapolation in determining the applicable percentage of the maximum possible Bank contribution.

      5.2 Limitations on Deposits and Contributions.
          ------------------------------------------

          (a) Notwithstanding anything contained herein to the contrary, a Participant's annual additions for a calendar year shall not exceed the lesser of

                (i) $30,000, adjusted for increases in the cost of living as provided in Internal Revenue Code Section 415(d), or

                (ii) 25 percent of the Participant's compensation as defined in Treasury Regulation Section 1.415-2(d).

          (b) In addition, a Participant's annual additions for a calendar year shall not exceed an amount which would produce a defined contribution plan fraction which, when added to the Participant's defined benefit plan fraction (after reduction of the Participant's Pension as provided in the Bank's Pension Plan, except as may be otherwise provided by an instrument in writing filed with the Committee as provided in the Bank's Pension Plan), would produce a combined fraction of more than 1.0.

               A Participant's defined contribution plan fraction for a calendar year is a fraction, the numerator of which is the sum of the Participant's annual additions for the calendar year and all prior calendar years, and the denominator of which is the sum of the lesser of the following amounts (determined for the calendar year and for each prior calendar year of service with the Bank): (i) the product of 1.25 multiplied by the dollar limitation in effect under Internal Revenue Code Section 415(c)(1)(A) for such calendar year, or (ii) the product of 1.4 multiplied by 25% of the Participant's compensation for such calendar year.

               A Participant's defined benefit plan fraction for a calendar year is a fraction, the numerator of which is the Participant's projected annual benefit (determined as of the close of the calendar year), and the denominator of which is the lesser of (i) the product of 1.25 multiplied by the maximum dollar limitation under Internal Revenue Code Section 415(b)(1)(A) for that year, or (ii) the product of 1.4 multiplied by 100% of the Participant's average compensation for his or her high 3 years. However, the denominator of the fraction shall not be less than 1.25 multiplied by the annual benefit which the Participant had accrued under the Bank's Pension Plan as of September 30, 1983.

               For any calendar year in which the Thrift Plan is a top-heavy plan, this Section 5.2(b) shall be administered by substituting "1.0" for "1.25."

          (c) A Participant's annual additions are the sum of

                (i) a Participant's deposits to his or her After-Tax Deposit
              Account and Before-Tax Deposit Account, and

                (ii) the Bank's contributions to the Participant's Bank
              Matching Contribution Account.

          (d) To the extent a Participant's annual additions for a calendar year exceed the limitations in either (a) or (b), the Participant's deposits shall be returned to the Participant in the following order:

                (i) The Participant's deposits to his or her After-Tax Deposit
              Account; then

                (ii) The Participant's deposits to his or her Before-Tax
              Deposit Account.

          After giving effect to the foregoing sentence, if appropriate, the Bank shall make no contribution to the Participant's Bank Matching Contribution Account which would result in those limitations being exceeded. If any excess annual additions nonetheless remain in the Participant's Accounts, such excess amounts shall be subtracted from his or her Bank Matching Contribution Account. The subtracted amount shall be used to reduce Bank contributions as provided in Section 5.4.

               To satisfy the requirements of Internal Revenue Code Section 415, Participant deposits and Bank contributions to a Participant's Accounts in the Thrift Plan shall be reduced before any reduction in allocations for a Participant under the Northern Trust Employee Stock Ownership Plan.

          (e) In applying the limitations under this Section 5.2, all employers which are included in a controlled group of corporations or are under common control with the Bank within the meaning of Section 414(b, c, m) of the Internal Revenue Code shall, together with the Bank, be considered as a single employer. In addition, in applying these limitations, all defined contribution plans (whether or not terminated) of the Bank shall be treated as one defined contribution plan, and all defined benefit plans (whether or not terminated) of the Bank shall be treated as one defined benefit plan.

      5.3 Time of Bank Contributions. The Bank's contingent matching contribution for a calendar year on behalf of a Participant shall be made as soon as practicable after the end of the calendar year, without interest, but otherwise shall be deemed to have been made as of December 31 of the calendar year if it is made not later than the time prescribed by law for the filing of the Bank's federal income tax return for that year. All contributions shall be transmitted to the Trustee for investment as the Participant shall have directed as provided in Section 6.3.

      5.4 Forfeitures. Forfeitures under Section 8.3 shall be held in a suspense account in the Thrift Plan and invested in the Short Term Fund. Notwithstanding the provisions of Section 5.1, the forfeitures in the suspense account, and the earnings thereon, shall be used first to satisfy the Bank Contingent Matching Contribution, and the Bank's contribution under Section 5.1 shall be reduced (but not below zero) accordingly.

      5.5 Limitations on Contributions. Contributions by any corporation which is a party to this Thrift Plan shall be made only on behalf of Participants who are Employees of the contributing corporation and such contributions shall be made only from current or accumulated earnings of such corporation, provided, however, that if any such corporation is prevented from making a contribution which it would otherwise have made under the Thrift Plan by reason of having no current or accumulated earnings or because such earnings are less than the contributions which it would otherwise have made, then so much of the contribution which such corporation was so prevented from making may be made for the benefit of the Participants who are Employees of such corporation by any of the other corporations which are parties to this Thrift Plan to the extent of current or accumulated earnings, except that if the corporations which are parties to this Thrift Plan do not file a consolidated Federal income tax return, such contribution by each such other corporation shall be limited to that proportion of its total current and accumulated earnings, remaining after adjustment for its contributions on behalf of Participants who are its own Employees, which the total prevented contribution bears to the total current and accumulated earnings of all such corporations remaining after adjustment for all contributions on behalf of Participants who are their own Employees. The amount of contributions made by any corporation which is a party to this Thrift Plan shall not exceed the amount deemed to be deductible in computing the taxable income of such corporation (taking into account all contributions under The Northern Trust Company Pension Plan and all privileges and limitations of carry over and carry forward as established by law) for the purpose of computing taxes on, or measured by, income under the provisions of the

      Internal Revenue Code or any other laws in effect from time to time.

      5.6 Top-Heavy Rules. The following provisions shall become effective in any plan year after 1983 in which the Thrift Plan is determined to be a top-heavy plan.

           (a) Determination of Top-Heavy. The Thrift Plan will be considered a top-heavy plan for the plan year if as of the last day of the preceding plan year, (1) the account balances of Participants who are key employees (as defined in Section 416(i) of the Internal Revenue
           Code) exceeds 60% of the account balances of all Participants (the "60% Test") or (2) the Plan is part of a required aggregation group and the required aggregation group is top-heavy. However, and notwithstanding the results of the 60% Test, the Plan shall not be considered a top-heavy plan for any plan year in which the Plan is a part of a required or permissive aggregation group which is not top-heavy. The top-heavy ratio shall be computed pursuant to Section 416(g) of the Code and the regulations issued thereunder. A required aggregation group is each plan of the Bank in which a key employee is a participant and each other plan of the Bank, if any, which enables such plan to meet the requirements of Internal Revenue Code Section 401(a)(4) or 410. The Bank may treat any plan not required to be included in an aggregation group as being part of a permissive aggregation group if such group would continue to meet the requirements of Internal Revenue Code Sections 401(a)(4) and 410 with such plan being taken into account.

           (b) Minimum Benefit. The Bank's contribution to a Participant's Bank Matching Contribution Account under Section 5.1 shall be 3 percent of the Participant's compensation within the meaning of Section 415 of the Internal Revenue Code (i.e., the Participant's total compensation as determined for federal wage withholding taxes for form W-2), except that this paragraph (b) shall not apply if

                (i) the Participant is also a participant in The Northern Trust Company Pension Plan,

                (ii) the Pension Plan is a top-heavy plan, and

                (iii) the Participant receives from the Pension Plan the defined benefit minimum required under Section 416(c)(1) of the Internal Revenue Code.

           (c) Minimum Vesting.  A Participant's Vested Portion under Section
           2.20 shall be the percentage of the Participant's Bank Matching Contribution Account determined in accordance with the following table:

           Participant's
           Years of Service
           as defined in
           Internal Revenue
           Code Section 411          Vested Percentage
           ----------------          -----------------
           2 but less than 3                 20%
           3 but less than 4                 40%
           4 but less than 5                 60%
           5 but less than 6                 80%
           6 or more                        100%

           (d) Change in Top-Heavy Status. If the Thrift Plan becomes a top-heavy plan and subsequently ceases to be such, the vesting schedule in paragraph (c) of this section shall continue to apply in determining the Vested Portion of the Bank Matching Contribution Account of any Participant who had at least five years of service as of December 31 in the last plan year of top-heaviness. For other Participants, said schedule shall apply only to the amount of their Bank Matching Contribution Accounts as of such December 31.

      5.7 Transfers from ESOP. To enable the Northern Trust Employee Stock Ownership Plan to satisfy the investment diversification requirement of Internal Revenue Code Section 401(a)(28)(B), the Thrift Plan shall accept transfers of property directly from an Employee's account in the Employee Stock Ownership Plan which are made to fulfill that requirement. The transferred property shall be added to the Employee's ESOP Contribution Account. The Committee shall regulate the making of transfers in accordance with uniform and nondiscriminatory rules.

  SECTION 6.  INVESTMENT FUNDS.
              -----------------

       6.1 Investment Funds.  There shall be the following six Investment Funds:
           ----------------

           Short Term Fund: This Fund invests primarily in debt instruments with short maturity dates (e.g., money market instruments). This Fund shall be invested with the objective of minimizing fluctuations in the market value of the Fund, while obtaining maximum income consistent with that objective.

           Benchmark Funds - Bond Portfolio: This Fund invests primarily in debt instruments with longer maturity dates (e.g. bonds).

           Benchmark Funds - Balanced Portfolio: This Fund invests in stocks, bonds and money market instruments. The mix of these investments is continually monitored and adjusted.

           Benchmark Funds - Equity Index Portfolio: This Fund invests primarily in common stocks. The Fund seeks to achieve investment performance results paralleling the results of the Standard & Poors 500 Stock Index. The Fund's investments are not actively managed.

           Benchmark Funds - Focused Growth Portfolio: This Fund invests primarily in stocks of companies with high growth potential.

           Northern Trust Stock Fund: This Fund shall be invested primarily in shares of common stock of Northern Trust Corporation.

      The Benchmark Fund is a registered investment company. The Northern Trust Company is the investment adviser, transfer agent and custodian for each portfolio of the Fund, and it receives from each portfolio a fee for its services.

      6.2 Administration of Funds. Each of the Investment Funds shall be invested without distinction between principal and income. Pending payment of costs, expenses and anticipated benefits, or acquisition of permanent investments, the Trustee may hold any portion of any of the Investment Funds in money market instruments (or in a collective investment fund or registered investment company composed primarily of such investments). To facilitate administration of the Thrift Plan, the Committee may allocate the aggregate deposits and contributions on behalf of all Participants among the Investment Funds on an estimated basis during a Valuation Period and make compensating adjustments among the Funds, if needed, as of the end of the Valuation Period.

      6.3 Selection of Investment Funds. Each Participant shall have the right to direct that:

            (i) the Participant's deposits to his or her After-Tax Deposit Account and to his or her Before-Tax Deposit Account shall be invested in specified multiples of 1% in any one or more of the Investment Funds (but not in the Northern Trust Stock Fund), with the same election applying to deposits to both Accounts,

            (ii) the Participant's deposits to his or her Rollover Deposit Account shall be invested in specified multiples of 1% in any one or more of the Investment Funds (but not in the Northern Trust Stock
          Fund),

            (iii) contributions by the Bank to the Participant's Bank Matching Contribution Account shall be invested in specified multiples of 1% in any one or more of the Investment Funds, and

            (iv) transfers to the Participant's ESOP Contribution Account shall be invested in specified multiples of 1% in any one or more of the Investment Funds.

      Any such direction must be received by the Committee at least five business days prior to the end of a Valuation Period. Directions under paragraphs (i) and (iii) shall become effective as of the first day of the next Valuation Period and shall apply only to deposits and contributions made after such effective date. Directions under paragraphs (ii) and (iv) shall become effective as of the next Valuation Date. Directions shall be in such form (e.g., by telephone, in writing) as the Committee shall determine. Transfers may be made no more than six times in a calendar year.

      6.4 Transfers Between Funds. Each Participant shall have the right to direct that:

            (i) his or her After-Tax Deposit Account and Before-Tax Deposit Account and Rollover Deposit Account which are invested in any one or more of the Investment

          Funds, shall be transferred in whole or in part to any one or more of the Investment Funds (but not the Northern Trust Stock Fund), with the same election applying to transfers in all three Accounts, and

            (ii) his or her Bank Basic Contribution Account and Bank Matching Contribution Account and ESOP Contribution Account which are invested in any one or more of the Investment Funds, shall be transferred in whole or in part to any one or more of the Investment Funds, with the same election applying to transfers in all three Accounts.

      Any such direction must be received by the Committee at least five business days prior to the end of a Valuation Period and shall become effective as of the next Valuation Date. Directions shall be in such form (e.g., by telephone, in writing) as the Committee shall determine. Transfers may be made no more than six times in a calendar year.

      The Committee in its discretion may at any time and from time to time regulate, limit or prohibit Participants from making transfers to or from (or investing in, or withdrawing or borrowing from) the Northern Trust Stock Fund under this Thrift Plan, in order to ensure that federal securities laws will not be violated currently or in the future.

     6.5. Voting Rights; Tender Offers.
          -----------------------------

            (a) Each Participant having an interest in the Northern Trust Stock Fund shall have the right to direct the manner in which the Trustee shall vote common stock of Northern Trust Corporation ("Company Stock") in such Fund equivalent to his or her Proportionate Interest therein.

            (b) In the event of a Tender Offer for Company Stock, each Participant having an interest in the Northern Trust Stock Fund shall have the right to direct whether the Trustee will (i) tender Company Stock in such Fund equivalent to his or her Proportionate Interest therein and (ii) withdraw such Stock from the depository into which it is tendered pursuant to such direction.

            (c) Subject to Sections 11.6, 11.7 and 14 of the Plan and Part 4 of Title I of ERISA, the Trustee shall vote, tender, or withdraw from the depository into which tendered, Company Stock in the Northern Trust Stock Fund only in accordance with directions received from Participants within the time periods set forth below and shall not vote, tender, or so withdraw Company Stock in the Northern Trust Stock Fund equivalent to the Proportionate Interest of Participants from whom timely directions are not received by the Trustee pursuant to this Section.

            (d) As soon as possible prior to each stockholders meeting of Northern Trust Corporation, the Trustee shall provide each Participant entitled under this Section to direct the voting of Company Stock with notice of such meeting and of those matters which at the time of the mailing of such notice are expected to be presented at such meeting for action by holders of Company Stock. Such notice shall be accompanied by an appropriate form with which the Participant may direct the manner of voting on such matters. If directions on such matters are received by the Trustee from any such Participant at least two (2) days prior to such meeting, the Trustee shall vote such Participant's Proportionate Interest in accordance with the directions received from such Participant.

            (e) If any person makes a Tender Offer for shares of Company Stock which includes shares of Company Stock held in the Northern Trust Stock Fund, the Trustee shall promptly notify each Participant having an interest in the Northern Trust Stock Fund: (i) that a Tender Offer for shares of Company Stock has been commenced, (ii) of the identity of the tender offer or, (iii) of such other information as the Trustee deems appropriate to enable the Participant to make an independent decision with respect to the tendering of such Stock, (iv) that the Participant has the right to direct whether his Proportionate Interest will be tendered and (v) that Company Stock constituting the Participant's Proportionate Interest will not be tendered except to the extent that a direction to tender has been received by the Trustee from such Participant no later than the date two (2) days before the deadline for tenders under such Tender Offer. Such notice will be accompanied by an appropriate form with which the Participant may direct the Trustee whether to tender his Proportionate Interest. If such written direction is received by the Trustee prior to such date, the Trustee shall tender, or not tender, such Participant's Proportionate Interest in accordance with such directions. A Participant's direction to tender or not tender shall become irrevocable on the date two (2) days before such deadline for tenders and may be revoked by a subsequent direction received by the Trustee from such Participant on or before such date. After shares of Company Stock have been tendered pursuant to this Section, the proceeds of the

          Trust's sale of such Company Stock pursuant to the Tender Offer attributable to each Participant who directed the tender of his Proportionate Interest shall be separately accounted for in the Northern Trust Stock Fund. As soon as practicable after consummation of the sale of such Stock thereunder, the directing Participant's interest in the Northern Trust Stock Fund will be debited with the proceeds of such sale, and as of the end of the Valuation Period that interest shall be transferred to the Short Term Fund.

            (f) If shares of Company Stock have been tendered in a Tender Offer by the Trustee pursuant to the direction of a Participant, and if withdrawal rights arise pursuant to (i) the terms of such Tender Offer, (ii) any statute or regulation promulgated thereunder, or (iii) a court order, the Trustee shall promptly notify any Participant who made such a direction that he has the right to direct the withdrawal of the shares of Company Stock tendered pursuant to his direction from the depository into which such shares have been tendered. The Trustee will provide such Participant with an appropriate form with which he may direct the Trustee to withdraw such shares. In the event the Trustee receives any such written direction within sufficient time to act, it shall withdraw such shares of Company Stock.

          (g) Definitions.
              ------------

              (i) The "Proportionate Interest" of a Participant is the number of shares of Company Stock determined by multiplying the total number of shares of Company Stock held in the Northern Trust Stock Fund by a fraction, the numerator of which is the Participant's interest in the Northern Trust Stock Fund and the denominator of which is the entire balance of the Northern Trust Stock Fund. All determinations made pursuant to the preceding sentence shall be as of the first day of the Valuation Period which Period includes (A) in the case of the voting of Company Stock, the record date for the applicable meeting, and (B) in the case of a Tender Offer for Company Stock, the date on which the Tender Offer was announced.

              (ii) A "Tender Offer" is a tender offer for, or a request for or invitation for tenders of, stock within the meaning of Section 14(d) of the Securities Exchange Act of 1934 and applicable rules, regulations and case law thereunder.

      6.6 Individual Accounts. The Committee will maintain or cause to be maintained individual accounts, as defined in Sections 2.1, 2.3, 2.4, 2.5, 2.11 and 2.16, of the interests of Participants in the several Investment Funds, showing separately interests resulting from the deposits of Participants and from contributions made by the Bank on their behalf. Each Investment Fund may be invested as a single fund, however, without segregation of Fund assets to the individual accounts of Participants.

  SECTION 7:  VALUATION AND ADJUSTMENTS.  As of each Valuation Date, the
              --------------------------
  Committee shall determine on an accrual basis of accounting the value of each After-Tax Deposit Account, Before-Tax Deposit Account, Rollover Deposit Account, ESOP Contribution Account, Bank Basic Contribution Account, and Bank Matching Contribution Account in the following manner:

      7.1 As soon as practicable after each Valuation Date, the Trustee shall determine and report to the Committee the fair market value of the assets of each of the Investment Funds, determined as of the Valuation Date or the next previous business day if the Valuation Date falls on a Saturday, Sunday or holiday.

      7.2 With respect to each Investment Fund, the Committee shall determine the factor representing the ratio between the fair market value of such Fund as of the Valuation Date as reported to the Committee by the Trustee and the sum of (1) the adjusted value of the Fund on the next preceding Valuation Date determined as provided in Section 7.4 and (2) the aggregate amount of all Participants' deposits and loan payments and Bank contributions during the Valuation Period beginning after the next preceding Valuation Date. Each After-Tax Deposit Account, Before-Tax Deposit Account, Rollover Deposit Account, ESOP Contribution Account, Bank Basic Contribution Account and Bank Matching Contribution Account in an Investment Fund shall be adjusted by multiplying it by the factor for the Fund so determined by the Committee.

      7.3 Following the adjustment of each Account in an Investment Fund pursuant to Section 7.2, the Committee shall determine the benefits and withdrawals distributable, loans granted and amounts transferable as of the Valuation Date from the Fund and shall direct the Trustee to pay such benefits, withdrawals and loans to the Participants and Beneficiaries entitled thereto and deposit such amounts transferable to other Investment Funds in such Funds.

      7.4 The Committee shall deduct the amount of benefits and withdrawals distributed, loans disbursed and amounts transferred from each Investment Fund as of the Valuation Date from, and add the amount of transfers to such Fund as of the Valuation Date to, the fair market value of such Fund as of the Valuation Date as reported to the Committee by the Trustee, and the resulting figure shall be recorded on the Committee's books as the adjusted value of such Investment Fund on the Valuation Date.

  SECTION 8. BENEFITS.
             ---------

      8.1 Normal Retirement Date, Pension, Disability. Each Participant whose participation in the Thrift Plan terminates by reason of termination of service with the Bank

            (a) for any reason after the Participant attains his or her Normal Retirement Date, or

            (b) after the Participant has qualified for an Early Retirement Pension under The Northern Trust Company Pension Plan, or

            (c) by reason of permanent disability,

      shall be entitled to receive a benefit equal to the value of the sum of his or her After-Tax Deposit Account, Before-Tax Deposit Account, Rollover Deposit Account, ESOP Contribution Account, Bank Basic Contribution Account and Bank Matching Contribution Account in Participant loans and in each of the Investment Funds, adjusted as provided in Section 7.2 as of the Valuation Date upon which his or her participation terminates as provided in Section 3.3, and also any Bank contingent matching contribution for the calendar year in which his or her participation terminates as provided in Section 5.3.

      8.2. Death. If a Participant dies, his or her Beneficiary, if any, shall be entitled to receive a benefit equal to the value of the sum of the deceased Participant's After-Tax Deposit Account, Before-Tax Deposit Account, Rollover Deposit Account, ESOP Contribution Account, Bank Basic Contribution Account and Bank Matching Contribution Account in Participant loans and in each of the Investment Funds, adjusted as provided in Section
      7.2 as of the Valuation Date upon which his or her participation terminates as provided in Section 3.3, and also any Bank contingent matching contribution for the calendar year in which his or her participation terminates as provided in Section 5.3. The

      Participant may designate a different Beneficiary or Beneficiaries for all or a specific portion of the Participant's Deposit and Bank Contribution Accounts. In case there is no Beneficiary designated or in existence at the death of such Participant, payment shall be made as follows:

            (a) If a Will of such Participant shall be admitted to probate, then as specifically directed in such Will, and in the absence of a specific direction, then as the Will shall direct distribution of his or her residuary estate.

            (b) In case the Committee shall have no notice that a Will of such deceased Participant has been admitted to probate within sixty days after his or her death, then to the heirs-at-law of the Participant, said heirs-at-law and the proportions they shall respectively be entitled to take to be determined according to the laws of descent of the State of Illinois in effect at the Participant's death.

      In no event shall any benefit be paid to or through a Participant's estate unless the Participant shall specifically so direct.

      8.3 Termination of Service. Each Participant whose service with the Bank terminates for any reason, voluntary or involuntary, other than those enumerated in Sections 8.1 and 8.2, shall be entitled to receive a benefit equal to the value of the sum of his or her After-Tax Deposit Account, Before-Tax Deposit Account, Rollover Deposit Account, ESOP Contribution Account, Bank Basic Contribution Account and the Vested Portion of his or her Bank Matching Contribution Account in Participant loans and in each of the Investment Funds, adjusted as provided in Section 7.2 as of the Valuation Date upon which his or her participation terminates as provided in Section 3.3. The Unvested Portion of the Participant's Bank Vesting Contribution Account shall be forfeited and disposed of as provided in
      Section 5.4.

      8.4 Restrictions on Mandatory Distributions. If a Participant who is under 65 years of age is entitled to receive a benefit under Section 8.1 or 8.3, and if the aggregate value of the Participant's Accounts in the Thrift Plan is greater than $3,500, the benefit may not be distributed to the Participant without his or her written consent delivered to the Committee prior to the Valuation Date upon which his or her participation terminates. If the Participant does not so consent, his or her benefit shall not be distributed until the Participant requests a total distribution, attains 65 years of age or dies. During that period of time the Participant's benefit shall be treated as are the Accounts of continuing Participants, except that (a) no additions to such Accounts may be made, (b) such Accounts must be invested solely in the Short Term Fund, and (c) the Participant may not exercise the rights granted under Section
      8.5 of the Thrift Plan.

      8.5 Withdrawals.  Subject to the limitations hereinafter in this Section
      8.5 provided, a Participant shall have the right to make a withdrawal as of a Valuation Date by setting forth the amount he or she desires to withdraw in a notice received by the Committee at least five business days prior to the end of the Valuation Period. To make a withdrawal, the Participant must be in the service of the Bank or a related employer when the withdrawal is made.

          I. Withdrawals Over Age 59-1/2. A Participant who is 59-1/2 years of age or older as of a Valuation Date shall be entitled to withdraw as of right any part or all of the vested amounts in his or her Thrift Plan Accounts listed below, in the order designated:

            (a) After-Tax Deposit Account
            (b) Rollover Deposit Account
            (c) ESOP Contribution Account
            (d) Vested Portion of Bank Matching Contribution Account
            (e) Bank Basic Contribution Account
            (f) Before-Tax Deposit Account

          II. Withdrawals Under Age 59-1/2. A Participant who is under 59-1/2 years of age as of a Valuation Date may make withdrawals from his or her Thrift Plan Accounts as follows:

                            Withdrawals as of Right
                            -----------------------

            (a) A Participant shall be entitled to withdraw as of right from his or her After-Tax Deposit Account an amount equal to the value of his or her After-Tax Deposit Account on such Valuation Date, reduced by the aggregate amount of the Participant's deposits to that Account which were made during the last twenty four Valuation Periods ending on such Valuation Date and which were or could be the basis for determining Bank contributions to the Participant's Bank Matching Contribution Account. If a Participant makes deposits to both his or her After-Tax

          Deposit Account and Before-Tax Deposit Account in a Valuation Period, the deposits to the Before-Tax Deposit Account shall be deemed to be the basis for Bank contributions before the deposits to the After-Tax Deposit Account are so considered.

            (b) A Participant shall be entitled to withdraw as of right from his or her Rollover Deposit Account an amount equal to the value of his or her Rollover Deposit Account on such Valuation Date.

            (c) A Participant shall be entitled to withdraw as of right from his or her ESOP Contribution Account an amount equal to the value of his or her ESOP Contribution Account on such Valuation Date.

            (d) A Participant shall be entitled to withdraw as of right from his or her Bank Matching Contribution Account an amount equal to the value of the Vested Portion of his or her Bank Matching Contribution Account as of such Valuation Date, adjusted as provided in Section 7.2 as of such Valuation Date. In no event shall any withdrawal under this paragraph 8.5(II)(d) reduce the value of the Participant's Bank Matching Contribution Account below the amount of the Bank's contributions to such Account during the twenty four Valuation Periods ending on such Valuation Date.

                If a Participant has at least five years of participation in the Thrift Plan, paragraphs 8.5(II)(a) and 8.5(II)(d) shall be administered for that Participant by substituting "twelve Valuation Periods" for "twenty four Valuation Periods."


                            Withdrawals for Hardship
                            ------------------------

            (e) Upon proof satisfactory to the Committee of hardship, a Participant shall be permitted to withdraw additional vested amounts from his or her Thrift Plan Accounts. Such withdrawals shall be made from the following Accounts of a Participant in the order designated:

                     (i) After-Tax Deposit Account

                     (ii) Rollover Deposit Account

                     (iii) ESOP Contribution Account

                     (iv) Vested Portion of Bank Matching Contribution Account

                     (v) Before-Tax Deposit Account, except that a Participant may not withdraw earnings credited to that Account after December 31, 1988.

                Withdrawals on account of hardship may be made only for the following financial needs:

                       (I) Medical expenses previously incurred by the
                     Participant or his or her spouse or dependents, or necessary for these persons to obtain medical care,

                       (II) Purchase (excluding mortgage payments) of a
                     principal single family residence of the Participant,

                       (III) Payment of tuition and related educational fees for
                     the next 12 months of post-secondary education for the Participant or his or her spouse, children or dependents,

                       (IV) The need to prevent the eviction of the Participant
                     from his or her principal single family residence or the foreclosure on the mortgage of the Participant's principal single family residence, or

                       (V) Such other financial needs as the Internal Revenue
                     Service may publish in documents of general applicability.

                In addition, withdrawals on account of hardship may not be made in excess of the amount required to relieve such financial need or to the extent such need may be satisfied from other resources that are reasonably available to the Participant. This determination generally is to be made on the basis of all relevant facts and circumstances. The Participant's resources shall be deemed to include the assets of the Participant's spouse and minor children that are reasonably available to the Participant. The amount of such financial need includes the amounts necessary to pay income taxes and penalties reasonably anticipated to result from the withdrawal. A withdrawal generally may be treated as necessary to satisfy a financial need if the Committee relies upon the Participant's written representation, unless the Committee has actual knowledge to the contrary, that the need cannot reasonably be relieved:

                (1) Through reimbursement or compensation by insurance or otherwise,

                (2)  By liquidation of the Participant's assets,

                (3) By cessation of the Participant's deposits under the Thrift Plan, or

                (4) By other distributions or nontaxable loans from plans maintained by the Bank or any other employer, or by borrowing from commercial sources on reasonable commercial terms.

          A financial need cannot reasonably be relieved by one of these actions if the effect would be to increase the amount of the need.

          (f) Amounts withdrawn pursuant to this Section 8.5 (II) shall be made first under paragraph (a), then under paragraph (b), then under paragraph (c), then under paragraph (d), and last under paragraph (e).

      III. General Rules for Withdrawals. No withdrawal shall reduce the value of a Participant's Account below zero. Any amount withdrawn from an Account of a Participant shall be charged against the Account's investment in the Investment Funds in the order designated:

                Short Term Fund

                Benchmark Fund - Bond Portfolio

                Benchmark Fund - Balanced Portfolio

                Benchmark Fund - Equity Index Portfolio

                Benchmark Fund - Focused Growth Portfolio

                Lastly, the Northern Trust Stock Fund, subject to the last paragraph of Section 6.4

      A Participant may withdraw from his or her Account no more than six times in a calendar year. A Participant's directions for withdrawals shall be in such form (e.g., by telephone, in writing) as the Committee shall determine. After calendar year 1993, the minimum amount which a Participant may withdraw from his or her Thrift Plan Accounts as of right under Section 8.5 (I) and (II) (a-d) is $1,000 per withdrawal, with the Accounts being valued as of the preceding Valuation Date. Amounts withdrawn shall be paid to the Participant as soon as reasonably practicable after the Valuation Date, without interest.

      8.6 Required Distributions at Age 70-1/2. A Participant shall commence to receive his or her vested interest in the Thrift Plan not later than April 1 of the year following the calendar year in which he or she attains 70-1/2 years of age, even if the Participant has not terminated service with the Bank, unless he or she attained age 70-1/2 before January 1, 1988 and was not a 5 percent owner of the Bank during the calendar year in which he or she attained age 66-1/2 and any subsequent year. Distributions shall be made in accordance with regulations prescribed by the Secretary of the Treasury under Internal Revenue Code Section 401(a)(9) over a period not extending beyond the life expectancy of the Participant or the life expectancy of the Participant and his or her designated Beneficiary. Required distributions shall be made in the same order as withdrawals under Section 8.5.

      8.7 Loans to Participants.
          ----------------------

          (a) A Participant shall have the right to borrow money from his or her Thrift Plan Account as of a Valuation Date by a notice received by the Committee at least five business days prior to the end of the Valuation Period. The amount of the loan shall not exceed the lesser of

                (i) if the aggregate value of the Participant's After-Tax Deposit Account, Before Tax Deposit Account, Rollover Deposit Account, ESOP Contribution Account, Bank Basic Contribution Account, and the Vested Portion of his or her Bank Matching Contribution Account valued as of the prior Valuation Date is less than $100,000, one-half thereof, and

                (ii) if the aggregate value of the Participant's vested Accounts described in (i) above is $100,000 or more, $50,000 except that if the Participant has an outstanding balance of loans from the Thrift-Incentive Plan, the amount available for any additional loan shall be reduced by the lesser of (1) 50% of the Participant's vested Accounts described in (i), including the value of any outstanding balance of loans from the Thrift-Incentive Plan, minus the value of those loan balances or (2) $50,000 minus the highest outstanding balance of loans from the Thrift-Incentive Plan during the one year period before the date on which such loan was made.

          For purposes of the limitations of this paragraph (a), loans made to a Participant from a qualified employer plan maintained by a related employer which is a member of a controlled group of corporations or is under common control with the Bank within the meaning of Section 414 (b,c,m) of the Internal Revenue Code of 1986, as amended, shall be considered as being made from the Thrift Plan, and all qualified employer plans of all such related employers and the Bank shall be treated as one plan.

                The minimum amount which a Participant may borrow from his or her Thrift Plan Accounts is $1,000 per loan, with larger amounts in additional increments of $500.

          (b) A loan shall by its terms be required to be repaid within five years unless the loan is used to acquire a single dwelling unit which within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the Participant. A loan must be repaid in substantially equal installments on each payday. A Participant may have no more than two loans outstanding at any time. A Participant may prepay all of the remaining principal balance of a loan at any time, but partial prepayments are not permitted.

          (c) A loan shall be made on such terms of repayment and interest and subject to such rules and restrictions as the Committee shall determine, provided that any such loans shall be available to all Participants on a reasonably equivalent basis, bear a reasonable rate of interest, and be adequately secured. For purposes of the preceding sentence, the term "a reasonable rate of interest" shall mean the interest rate which would be charged by The Northern Trust Company for a commercial loan secured by a savings account, on the first day of each month preceding a Valuation Date. The loan shall be made as of the Valuation Date and shall be disbursed as soon as practicable thereafter, and the Participant shall not be obligated to pay (nor be entitled to receive) interest on the funds from the Valuation Date to the date of disbursement.

          (d) The loan to the Participant shall be made from the Participant's Accounts in the following order:

                     (i)   Rollover Deposit Account

                     (ii)  ESOP Contribution Account

                     (iii) Vested Portion of Bank Matching Contribution Account

                     (iv)  After-Tax Deposit Account

                     (v)   Bank Basic Contribution Account

                     (vi)  Before-Tax Deposit Account.

          Any loan from an Account shall be charged against the Account's investment in the Investment Funds in the order designated:

                     Short Term Fund

                     Benchmark Fund - Bond Portfolio

                     Benchmark Fund - Balanced Portfolio

                     Benchmark Fund - Equity Index Portfolio

                     Benchmark Fund - Focused Growth Portfolio

                     Lastly, the Northern Trust Stock Fund (if applicable), subject to the last paragraph of Section 6.4.

          A Participant's application for a loan shall be in such form (e.g., by telephone, in writing) as the Committee shall determine.

                The note representing the loan (and other loans to the same Participant) shall be segregated in a separate fund held by the Trustee as a separate earmarked investment solely for the account of the Participant. A Participant's payments to the Trust of principal and interest on a note held in such a segregated fund shall be invested, as soon as practicable, in such one or more of the Investment Funds in the same manner as deposits or contributions to each applicable Account are invested from time to time.

          (e) If the Participant fails to repay the loan according to its terms, or if the Participant ceases to participate in the Thrift Plan, the Committee may foreclose on the loan and, among other things, may distribute the loan to the Participant or his or her Beneficiary, to the extent permitted by law. Such distributions shall be considered in determining the Vested Portion of a Participant's Bank Matching Contribution Account under Section 2.22. A loan, as an asset of a Participant's Account, shall be valued at par and used first in distributing benefits to the Participant or his or her Beneficiary under Sections 9.5 and 12.5.

          (f) The Committee may delegate any or all of its powers and responsibilities under this Section 8.7 to one or more of its members or any other person.


  SECTION 9. DISTRIBUTION OF BENEFITS.
             -------------------------

      9.1 Termination of Service. A benefit payable to a Participant upon termination of service shall be distributed in one lump sum, subject to
      Section 8.4.

      9.2 Death. A benefit payable to a Beneficiary upon the death of a Participant shall be distributed in one lump sum.

      9.3 Time of Payment. A lump sum payment shall be made as soon as reasonably practicable (and under ordinary circumstances in no more than 45 days) after the Valuation Date as of which the benefit is determined.

      9.4 Deferral of Payment of Benefit. If a Participant or his or her Beneficiary could receive a Bank contingent matching contribution for the calendar year in which the Participant terminates his or her participation in the Thrift Plan as provided in Section 5.1(b), then notwithstanding
      Section 9.3 the Participant or Beneficiary may elect to defer payment under that Section until the Bank makes such a contingent contribution, or if none, until the Bank announces that no such contribution will be made. In such case, the lump sum payment shall be made as soon as reasonably practicable (but in no event more than 45 days) after the Valuation Date immediately following that date. Until such Valuation Date, the benefit of a Participant or Beneficiary shall be treated in all respects as are the Accounts of continuing Participants, except that (a) no additions to such accounts may be made, and (b) the Participant or Beneficiary may not exercise the rights granted under Sections 8.5 and 8.7 of this Thrift Plan.

      9.5 Distributions from Northern Trust Stock Fund. A benefit normally will be distributed in cash, although the Committee may make distribution partly or wholly in kind. Notwithstanding the foregoing, upon the written request of a Participant or his or her Beneficiary, as the case may be, distribution of the Participant's interest in the Northern Trust Stock Fund shall be made in kind in full shares of common stock of Northern Trust Corporation, with any balance representing a fraction of a share being paid in cash. Such distributions shall be made as soon as reasonably practicable after the Valuation Date as of which such benefit is determined, and all distributions with respect to any Valuation Date shall be made on the same date. Common stock of Northern Trust Corporation and other property distributed in kind shall be valued at its fair market value on the Valuation Date as of which the benefit is determined.

      SECTION 9.6    Direct Rollover of Eligible Rollover Distributions.
                     ---------------------------------------------------

           (a) This Section 9.6 applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Thrift Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

           (b) Definitions.

           (1) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

           (2) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

           (3) Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414 (p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

           (4) Direct rollover: A direct rollover is a payment by the Thrift Plan to the eligible retirement plan specified by the distributee.

  SECTION 10. THE COMMITTEE.
              --------------

      10.1 Powers. The Committee shall have all powers necessary to discharge its duties in administering the Thrift Plan including, but not by way of limitation, the power to interpret or construe the Thrift Plan, to determine all questions of eligibility and the status and rights of Participants, Beneficiaries and other persons, and to discharge disputes arising under the Thrift Plan. The Committee shall have discretionary authority to determine eligibility for benefits and to construe the terms of the Thrift Plan. Notwithstanding the foregoing, no member of the Committee shall participate in any action on any matter involving solely his or her own rights or benefits as a Participant under the Thrift Plan, and any such matters shall be determined by the other members of the Committee. Any action by the Committee shall be subject to appeal to the Employee Benefit Policy Committee of The Northern Trust Company.

      10.2 Directions to Trustee. The Committee shall direct the Trustee concerning all payments which shall be made out of the Thrift Trust pursuant to the provisions of the Thrift Plan. Any direction to the Trustee shall be in writing, signed by the Secretary of the Committee or any member thereof.

      10.3 Agents. The Committee may retain counsel, employ agents and provide for such clerical, medical, accounting, auditing, and other services as it may require in carrying out the provisions of the Thrift Plan.

      10.4 Compensation. Members of the Committee shall not receive compensation for their service in connection with the Thrift Plan, but the Bank shall reimburse them for any necessary expenses incurred in the discharge of their duties.

      10.5 Reports. The Committee shall keep on file, in such form as it shall deem convenient and proper, all reports of the Thrift Trust received from the Trustee. The Committee shall give to each Participant a written report of the amount of his or her Deposit Accounts and Bank Contribution Accounts at annual or more frequent intervals. Additional reports may be given to a Participant by telephone.

  SECTION 11. GENERAL PROVISIONS.
              -------------------

      11.1 Spendthrift. The interests of Participants and Beneficiaries in the Thrift Plan shall not be subject to the claims of any creditor, any spouse for alimony or support, or others, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered, except that the interests of a Participant may be subject to qualified domestic relations orders and loans from the Thrift Trust to the Participant.

      11.2 Facility of Payment.  If any benefit pursuant to the provisions of
      Section 8.1, 8.2 or 8.3 shall be payable to a minor or a person not adjudicated incompetent but who, by reason of illness or mental or physical disability, is, in the opinion of the Committee, unable properly to manage his or her affairs, such benefit may be paid in such of the following ways as the Committee deems best:

            (a) to the person directly;

            (b) in the case of a minor, to a custodian under any Uniform Transfers or Gifts to Minors Act for the person; or

            (c) to the person's attorney-in-fact, spouse, adult child, or blood relative.

      Any benefit so paid shall be a complete discharge of the liabilities of the Thrift Plan therefor.

      11.3 Missing Person. If within three years after any benefit becomes due under the Thrift Plan to a Participant or Beneficiary, the Committee is unable to make payment because the identity or whereabouts of such person cannot be ascertained notwithstanding the mailing of notice to any last known address or addresses, the Committee shall make payment of such benefit as provided in Section 8.2 as though the Participant had died three years after the date such benefit became due. In the event payment cannot be made pursuant to the provisions of Section 8.2 at that time, the Participant's Deposit Accounts and Bank Contribution Accounts shall be closed out and disposed of in the same manner as forfeitures as provided in Section 5.4, but the amount thereof shall be a continuing liability of the Thrift Plan. In the event it shall become possible to make payment of the liability at a later date, the amount of the liability, plus interest (compounded annually, at the rate of 120% of the Federal mid-term rate as in effect each January), shall be paid in accordance with the provisions of the Thrift Plan. The Bank shall simultaneously reimburse the Thrift Plan for the amount of any such payments.

      11.4 Interests of Participants. No Participant or Beneficiary or any other person shall have any interest in or right under the Thrift Plan or in any assets or earnings of the Thrift Trust except as and to the extent provided in the Thrift Plan.

      11.5 Source of Benefits. The Thrift Trust shall be the sole source of all benefits provided for in the Thrift Plan, and under no circumstances shall the Bank be liable or responsible for the payment of any such benefits.

      11.6 No Discrimination. Whenever in the administration of the Thrift Plan action by the Committee is required with respect to eligibility or classification of employees, contributions or benefits, such action shall be uniform in nature as applied to all persons similarly situated, and no such action shall discriminate in favor of Employees who are officers, shareholders or highly compensated employees.

      11.7 Exclusive Benefit of Participants. Except as provided in Section 5.4, no part of any deposit by a Participant or of any contribution by the Bank under the provisions of the Thrift Plan or of any part of the Thrift Trust (other than such part as is required to pay taxes and expenses of administration and investment) shall be used for, or diverted to, purposes other than for the exclusive benefit of the Participants or their Beneficiaries.


  SECTION 12. AMENDMENT AND TERMINATION.
              --------------------------

      12.1 Amendment. The Bank reserves the right at any time and from time to time to amend the Thrift Plan in whole or in part either retroactively or prospectively by action of the Board of Directors, but no such amendment shall authorize or permit any part of the corpus or income of the Thrift Trust to be used for or diverted to purposes other than for the exclusive benefit of Participants or their Beneficiaries, or to deprive any of them of any funds then held for his or her account.

      12.2 Termination. It is the intention of the Bank to continue the Thrift Plan and to make contributions thereto, but the Bank reserves the right to terminate the Thrift Plan in whole or in part as of any Valuation Date by action of the Board of Directors and for any reason satisfactory to the Board of Directors. Upon partial or full termination, all affected Participants shall become fully vested, and upon permanent discontinuance of contributions by the Bank, all Participants shall become fully vested.

      12.3 Merger, Sale. In the event of any merger or consolidation of the Thrift Plan with, or transfer in whole or in part of the assets and liabilities of the Thrift Trust to another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants, the Thrift Plan shall be so merged or consolidated, or the assets of the Thrift Trust applicable to such Participants shall be so transferred, only if:

          (a) Each Participant would (if either the Thrift Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Thrift Plan had then terminated);

          (b) Resolutions of the Board of Directors or of any new or successor employer of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participants' inclusion in the new employer's plan, and

          (c) Such other plan and trust are qualified under Section 401(a) and exempt under Section 501(a) of the Internal Revenue Code.

      In the event a portion of the business of the Bank is sold or discontinued, the Board of Directors in its discretion may direct that all Participants who are employed by the new owner of that portion of the business shall become fully vested.

      12.4 Termination of Participation by Adopting Corporation. In the event a corporation which has adopted the Thrift Plan shall by action of its board of directors, elect to terminate its participation therein, the Committee shall cause a valuation of the Trust Fund to be made to ascertain the value of assets of each of the Investment Funds which are attributable to Participants who are Employees of the terminating corporation or their Beneficiaries in the case of deceased Participants. The Committee shall direct the Trustee to segregate assets of each of the Investment Funds which are deemed to be so attributable, together with all loans to such Participants from the Thrift Trust, and to make distribution to the Participants or their Beneficiaries as provided in Section 12.5 as if the Thrift Plan had terminated with respect to the Participants or their Beneficiaries of the terminating corporation.

      12.5 Distribution Upon Termination. In the event of the termination of the Thrift Plan, there shall be distributed to each Participant, or to his or her Beneficiary in the case of a deceased Participant, a benefit equal to the sum of the value of the Participant's After-Tax Deposit Account, Before-Tax Deposit Account, Rollover Deposit Account, ESOP Contribution Account, Bank Basic Contribution Account, and Bank Matching Contribution Account in each of the Investment Funds, adjusted as provided in Section
      7.2 as of the Valuation Date on which termination occurs. If such benefits shall not exhaust the assets of the Thrift Trust, any remaining assets shall be allocated to the Bank Matching Contribution Accounts of the Participants as though they were additional Bank contributions, and in no event shall any such assets revert to the Bank.

  SECTION 13. EFFECTIVE DATE. The Thrift Plan as amended and restated herein is effective as of July 1, 1993, except as otherwise provided herein. The Committee may issue in writing uniform and non-discriminatory rules to carry out this amendment to the Thrift Plan (e.g., rules on changing a Participant's investments from the old Funds A, B, C-M, C-I and D to the new Investment Funds now described in Section 6.1).

  SECTION 14. CONSTRUCTION. The Thrift Plan shall be construed and administered pursuant to the terms of ERISA and the Internal Revenue Code of 1986 and the laws of the State of Illinois, provided that in the case of conflict the provisions of federal law shall control. The headings in the Thrift Plan are for convenience only and shall not be considered in construing the Plan.